Exhibit 99.2

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Roadway Next Day Corporation
Quarters ended September 13, 2003 and September 7, 2002

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                                                                               .

Roadway Next Day Corporation
Condensed Consolidated Balance Sheets (Unaudited)

                                                    September 13, 2003     December 31, 2002
                                                    ------------------     -----------------
                                                                 (in thousands)
Assets
Current assets:
  Cash and cash equivalents                              $ 13,254               $ 12,992
  Accounts receivable, net                                 21,315                 24,785
  Assets of discontinued operation                              -                 87,431
  Other current assets                                      6,934                  6,618
                                                         --------               --------
Total current assets                                       41,503                131,826

Carrier operating property, at cost                       101,740                100,854
Less allowance for depreciation                            17,308                 10,240
                                                         --------               --------
Net carrier operating property                             84,432                 90,614

Goodwill, net                                             269,093                269,093
Other assets                                               20,214                 22,511
                                                         --------               --------
Total assets                                             $415,242               $514,044
                                                         ========               ========

Liabilities and shareholders' equity
Current liabilities:
  Accounts payable                                       $ 13,560               $ 14,209
  Salaries and wages                                        8,733                  8,522
  Payable to Roadway Corporation                            8,076                 33,703
  Liabilities of discontinued operation                         -                 32,407
  Other current liabilities                                 5,926                  4,209
                                                         --------               --------
Total current liabilities                                  36,295                 93,050

Long-term liabilities:
  Casualty claims and other                                 9,954                  8,456
  Deferred income taxes                                    10,393                 10,666
  Payable to Roadway Corporation                          248,924                273,513
                                                         --------               --------
Total long-term liabilities                               269,271                292,635

Parent company investment                                 109,676                128,359
                                                         --------               --------
Total liabilities and shareholders' equity               $415,242               $514,044
                                                         ========               ========

Note: The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

See notes to condensed consolidated financial statements.

Roadway Next Day Corporation
Condensed Statements of Consolidated Income (Unaudited)

                                                                                         Twelve Weeks Ended
                                                                                          (Third Quarter)
                                                                             September 13, 2003       September 7, 2002
                                                                             ------------------       -----------------
                                                                                           (in thousands)
Revenue                                                                           $ 50,926                $ 50,538

Operating expenses:
   Salaries, wages and benefits                                                     33,987                  33,780
   Operating supplies and expenses                                                   6,458                   4,971
   Purchased transportation                                                            517                     532
   Operating taxes and licenses                                                      1,407                   1,438
   Insurance and claims                                                                555                     995
   Provision for depreciation                                                        2,407                   2,572
   Loss (gain) on sale of property                                                       2                     (54)
   Compensation and other expense related to the Yellow
     acquisition                                                                       963                       -
                                                                                  --------                --------
Total operating expenses                                                            46,296                  44,234
                                                                                  --------                --------
Operating income from continuing operations                                          4,630                   6,304
Other (expense), net                                                                (5,632)                 (5,966)
                                                                                  --------                --------
(Loss) income from continuing operations before income taxes                        (1,002)                    338
Income tax expense (benefit)                                                          (469)                    106
                                                                                  --------                --------
(Loss) income from continuing operations                                              (533)                    232
(Loss) income from discontinued operations                                               -                     480
                                                                                  --------                --------
Net (loss) income                                                                 $   (533)               $    712
                                                                                  ========                ========

Roadway Next Day Corporation
Condensed Statements of Consolidated Income (Unaudited)

                                                                                       Thirty-six Weeks Ended
                                                                                          (Three Quarters)
                                                                             September 13, 2003       September 7, 2002
                                                                             ------------------       ------------------------
                                                                                           (in thousands)
Revenue                                                                           $ 150,124                $ 145,541

Operating expenses:
   Salaries, wages and benefits                                                     101,271                   98,427
   Operating supplies and expenses                                                   19,395                   15,154
   Purchased transportation                                                           1,508                    1,373
   Operating taxes and licenses                                                       4,260                    4,216
   Insurance and claims                                                               2,615                    3,202
   Provision for depreciation                                                         7,180                    8,127
   Loss (gain) on sale of property                                                       61                     (125)
   Compensation and other expense related to the Yellow acquisition                     963                        -
                                                                                  ---------                ---------
Total operating expenses                                                            137,253                  130,374
                                                                                  ---------                ---------
Operating income from continuing operations                                          12,871                   15,167
Other (expense), net                                                                (17,685)                 (17,776)
                                                                                  ---------                ---------
(Loss) from continuing operations before income taxes                                (4,814)                  (2,609)
Income tax (benefit)                                                                 (1,796)                  (1,040)
                                                                                  ---------                ---------
(Loss) from continuing operations                                                    (3,018)                  (1,569)
(Loss) income from discontinued operations                                             (155)                   1,641
                                                                                  ---------                ---------
Net (loss) income                                                                 $  (3,173)               $      72
                                                                                  =========                =========

See notes to condensed consolidated financial statements.

Roadway Next Day Corporation
Condensed Statements of Consolidated Cash Flows (Unaudited)

                                                                             Thirty-six Weeks Ended
                                                                                (Three Quarters)
                                                                   September 13, 2003      September 7, 2002
                                                                   ------------------      -----------------
                                                                                 (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
(Loss) from continuing operations                                       $ (3,018)               $ (1,570)
Depreciation and amortization                                              9,580                   9,372
Other operating adjustments                                                5,098                  32,398
                                                                        --------                --------
Net cash provided by operating activities                                 11,660                  40,200

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of carrier operating property                                   (1,578)                 (6,931)
Sales of carrier operating property                                          518                     125
                                                                        --------                --------
Net cash (used) by investing activities                                   (1,060)                 (6,806)

CASH FLOWS FROM FINANCING ACTIVITIES
Transfer to parent                                                       (10,300)                (42,086)
                                                                        --------                --------
Net cash (used) by financing activities                                  (10,300)                (42,086)

Net increase (decrease) in cash and cash equivalents from
continuing operations                                                        300                  (8,692)
Net (decrease) in cash and cash equivalents from
discontinued operations                                                      (38)                 (4,081)
Cash and cash equivalents at beginning of period                          12,992                  29,469
                                                                        --------                --------
Cash and cash equivalents at end of period                              $ 13,254                $ 16,696
                                                                        ========                ========

See notes to condensed consolidated financial statements.

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

Roadway Next Day Corporation and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)

Note 1--Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the twelve and Thirty-six weeks ending September 13, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003. For further information, refer to the consolidated financial statements and footnotes thereto included in the Roadway Corporation Annual Report on Form 10-K for the year ended December 31, 2002.

The Company completed the required transitional goodwill impairment test under SFAS No. 142 for all reporting units effective June 21, 2003 which did not indicate any impairment. The Company expects to perform the required annual goodwill impairment assessment on a recurring basis at the end of the second quarter each year, or more frequently should any indicators of possible impairment be identified.

The Company operates in one business segment, New Penn Motor Express, Inc., which provides regional next-day LTL service primarily in New England and the Middle Atlantic states.

Note 2--Accounting Period

The Company operates on 13 four-week accounting periods with 12 weeks in each of the first three quarters and 16 weeks in the fourth quarter.

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

Note 3 - Discontinued operations

On December 26, 2002, the Company entered into an agreement to sell Arnold Transportation Services (ATS) to a management group led by the unit's president and a private equity firm, for approximately $55,000,000, consisting of $47 million in cash and an $8 million note. The ATS business segment was acquired as part of the Company's purchase of Roadway Next Day in November 2001, but did not fit the Company's strategic focus of being a LTL carrier. The transaction was completed on January 23, 2003. The Company recognized a $150,000 gain as a result of this transaction.

The Company has reported the ATS results as a discontinued operation in the accompanying financial statements and, unless otherwise stated, the notes to the financial statements for all periods presented exclude the amounts related to this discontinued operation.

The following table presents revenue and income from the discontinued operations for the three quarters ended September 13, 2003 and September 7, 2002. The three quarters ended September 13, 2003 includes results of operations only through the disposal date, January 23, 2003.

                                                                Twelve Weeks Ended                    Thirty-six Weeks Ended
                                                                  (Third Quarter)                         (Three Quarters)
                                                         Sept 13, 2003      Sept 7, 2002          Sept 13, 2003       Sept 7, 2002
                                                         -------------      ------------          -------------       ------------
                                                                                     (in thousands)
Revenue                                                   $         -         $ 39,613               $  9,267           $118,961
                                                          ===========         ========               ========           ========
Pre-tax income from discontinued operations                         -              797                   (263)             2,722
Income tax (benefit) expense                                        -              317                   (108)             1,080
                                                          -----------         --------               --------           --------
(Loss) income from discontinued operations                $         -         $    480               $   (155)          $  1,642
                                                          ===========         ========               ========           ========

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